EXHIBIT 10.q

2000 CITY NATIONAL BANK

EXECUTIVE DEFERRED COMPENSATION PLAN

2000 CITY NATIONAL BANK

EXECUTIVE DEFERRED COMPENSATION PLAN

TABLE OF CONTENTS

		Page

	ARTICLE I
	TITLE AND DEFINITIONS

1.1	Title	1
1.2	Definitions	1

	ARTICLE II
	PARTICIPATION

2.1	Participation	6

	ARTICLE III
	DEFERRAL ELECTIONS

3.1	Elections to Defer Compensation	7
3.2	Investment Elections	9

	ARTICLE IV
	ACCOUNTS

4.1	Deferral Account	11
4.2	Rollovers	12

	ARTICLE V
	VESTING

5.1	Deferral Account	13

	ARTICLE VI
	DISTRIBUTIONS

6.1	Distribution of Deferred Compensation	14
6.2	Nonscheduled In-Service Withdrawals	15
6.3	Hardship Withdrawals	16
6.4	Inability to Locate Participant	16
6.5	Death Benefit for Certain Participants	17

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	ARTICLE VII
	ADMINISTRATION

7.1	Committee Action	18
7.2	Powers and Duties of the Committee	18
7.3	Construction and Interpretation	19
7.4	Information	19
7.5	Compensation, Expenses and Indemnity	19
7.6	Quarterly Statements	19
7.7	Claims Procedure	20

	ARTICLE VIII
	MISCELLANEOUS

8.1	Unsecured General Creditor	21
8.2	Restriction Against Assignment	21
8.3	Withholding	21
8.4	Amendment, Modification, Suspension or Termination	22
8.5	Governing Law	22
8.6	Receipt or Release	22
8.7	Payments on Behalf of Persons Under Incapacity	22
8.8	Headings, etc. Not Part of Agreement	22

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2000 CITY NATIONAL BANK
EXECUTIVE DEFERRED COMPENSATION PLAN

(EFFECTIVE AS OF JANUARY 1, 2000)

                    City National Bank (the “Bank”) hereby establishes the 2000 City National Bank Executive Deferred Compensation Plan (the “Plan”), effective as of January 1, 2000, to provide a tax-deferred capital accumulation opportunity to a select group of management and highly compensated employees through deferral of salary, bonuses and/or commissions.

ARTICLE I
TITLE AND DEFINITIONS

1.1               TITLE.

                    This Plan shall be known as the 2000 City National Bank Executive Deferred Compensation Plan.

1.2               DEFINITIONS.

                    Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

                    “Account” shall mean a Participant’s Deferral Account.

                    “Bank” shall mean (a) City National Bank or any successor corporation, (b) each corporation which is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code) of which City National Bank is a component member and (c) each entity (whether or not incorporated) which is under common control with City National Bank, as such common control is defined in Section 414(c) of the Code and regulations issued thereunder.

                    “Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder (other than those benefits set forth in Section 6.5) in the event of the Participant’s death. No beneficiary designation shall become effective until it is filed with the Committee, and no beneficiary designation of someone other than the Participant’s spouse shall be effective unless such designation is consented to by the Participant’s spouse on a form provided by and in accordance with procedures established by the Committee. If there is no Beneficiary designation in effect, or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead shall be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

                    “Board of Directors” shall mean the board of directors of the Bank.

                    “Bonus” shall mean any bonus payable to a Participant under any formal cash incentive compensation program maintained by the Bank in addition to the Participant’s Salary.

                    “Code” shall mean the Internal Revenue Code of 1986, as amended.

                    “Commissions” shall mean any commissions payable to a Participant.

                    “Committee” shall mean the Corporation’s Benefits Committee.

                    “Compensation” shall mean the Salary, Bonus and/or Commissions that the Participant is entitled to for services rendered to the Bank.

                    “Corporation” shall mean City National Corporation.

                    “Deferral Account” shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with amounts equal to (a) the portion of the Participant’s Salary that he or she elects to defer, (b) the portion of the Participant’s Bonus that he or she elects to defer, (c) the portion of the Participant’s Commissions that he or she elects to defer, (d) the Participant’s Rollover Amount, if any, and (e) earnings or losses pursuant to Section 4.1.

                    “Disability” shall mean an incapacity which has rendered the Participant eligible to commence receiving benefits under the Bank’s long-term disability plan.

                    “Earnings Rate” shall mean, for each Fund, an amount equal to the net rate of gain or loss on the assets of such Fund during each business day.

                    “Effective Date” shall mean January 1, 2000.

                    “Eligible Employee” shall mean each officer of the Bank at the Senior Vice President level or above that is regularly scheduled to work thirty (30) or more hours per week.

                    “Fund” or “Funds” shall mean one or more of the investment funds or portfolios selected by the Committee pursuant to Section 3.2(b).

                    “Initial Election Period” for an Eligible Employee shall mean the later of: (a) the period beginning upon notification to the Participants of this Plan and ending December 31, 1999; or (b) the thirty-day period following the Eligible Employee’s date of hire or if later the date on which an individual becomes an Eligible Employee.

                    “Participant” shall mean (a) any Eligible Employee who elects to defer Compensation in accordance with Section 3.1 and complies with the requirements of Section 2.1 and (b) any individual who is credited with a Rollover Amount pursuant to Section 4.2.

                    “Payment Eligibility Date” shall mean the first day of the month following the end of the calendar quarter in which a Participant ceases to be employed by the Bank, incurs a Disability or dies.

                    “Plan” shall mean the 2000 City National Bank Executive Deferred Compensation Plan set forth herein, now in effect, or as amended from time to time.

                    “Plan Year” shall mean the 12 consecutive month period beginning on January 1 and ending the following December 31.

                    “Plan Year Subaccounts” shall mean subaccounts of a Participant’s Deferral Account established to separately account for Compensation deferred (and earnings or losses thereon) for each Plan Year in which a Participant participates in the Plan and for any Rollover Amounts.

                    “Prior Plan” shall mean the City National Bank Executive Deferred Compensation Plan.

                    “Rollover Amount” shall mean the amount determined in accordance with Section 4.2.

                    “Salary” shall mean the Participant’s base salary.

ARTICLE II
PARTICIPATION

2.1                 PARTICIPATION.

                    (a)                GENERALLY. An Eligible Employee shall become a Participant in the Plan by (i) electing to defer Compensation in accordance with Section 3.1, (ii) if required by the Committee, filing a life insurance application form along with his or her deferral election form, and (iii) satisfying any medical underwriting requirement established by the Committee.

                    (b)               PARTICIPANTS WITH SPLIT-DOLLAR LIFE INSURANCE AGREEMENTS. Notwithstanding the foregoing, unless the Committee provides otherwise, an Eligible Employee who has entered into a Split-Dollar Life Insurance Agreement with the Corporation must execute an “Agreement for Transfer of Policy and Termination of Split-Dollar Life Insurance Agreement” in order to defer Compensation under this Plan. Notwithstanding anything contained herein to the contrary, (i) if an Eligible Employee is allowed to defer Compensation under this Plan without executing an “Agreement for Transfer of Policy and Termination of Split-Dollar Life Insurance Agreement” (a “Policy Transfer Agreement”), then no portion of such Participant’s account balance under the Prior Plan shall be transferred to his or her Account under this Plan and (ii) if an Eligible Employee is allowed to defer Compensation under this Plan prior to executing a Policy Transfer Agreement, then no portion of such Participant’s account balance under the Prior Plan shall be transferred to his or her Account under this Plan until such Participant executes a Policy Transfer Agreement.

                    (c)                DURATION OF PARTICIPATION. Any deferral election of a Participant who ceases to be an Eligible Employee shall terminate effective as of December 31 of the Plan Year in which such cessation occurs (but shall apply to any bonus earned during such Plan Year that becomes payable following the end of such Plan Year).

ARTICLE III
DEFERRAL ELECTIONS

3.1               ELECTIONS TO DEFER COMPENSATION.

                    (a)                INITIAL ELECTION PERIOD. Subject to Section 2.1, each Eligible Employee may elect to defer Compensation by filing with the Committee an election that conforms to the requirements of this Section 3.1, on a form provided and in a manner specified by the Committee, no later than the last day of his or her Initial Election Period.

                    (b)               GENERAL RULE. Subject to the minimum deferral provisions of Section 3.1(c) below, the amount of Compensation which an Eligible Employee may elect to defer is as follows:

(i)                 Any percentage or dollar amount of Salary up to 100%;

(ii)                Any percentage or dollar amount of Bonus up to 100%; and/or

(iii)               Any percentage or dollar amount of Commissions up to 100%;

provided, however, that no election shall be effective to reduce the Compensation paid to an Eligible Employee for a calendar year to an amount which is less than the sum of: (a) the amount that the Bank is required to withhold from such Eligible Employee’s Compensation for such calendar year for purposes of federal, state and local (if any) income tax and employment tax (including Federal Insurance Contributions Act (FICA) tax withholding); and (b) the amount that the Bank is required to withhold from such Eligible Employee’s Compensation for such calendar year for contributions to any employee benefit plan (other than this Plan).

                    (c)                MINIMUM DEFERRALS. For each Plan Year during which an Eligible Employee is a Participant, the minimum amount that may be elected under Section 3.1(b) is $5,000. This $5,000 minimum deferral for any Plan Year may be met by a combination of deferrals of Salary, Commissions and/or Bonus. If the Compensation that the Participant has elected to defer for a Plan Year includes a percentage of the Bonus payable in such Plan Year and the actual amount of such Bonus to be deferred, when combined with the percentage of Salary and/or Commissions elected to be deferred for the Plan Year, is less than $5,000, then no portion of such Bonus shall be deferred under this Plan, no further Salary and/or Commissions shall be deferred for such Plan Year and any Salary or Commissions previously deferred for such Plan Year shall be refunded to the Participant together with any earnings or losses that have been credited pursuant to Section 4.1(c) of the Plan.

                    (d)               EFFECT OF INITIAL ELECTION. An election to defer Compensation during the Initial Election Period shall be effective with respect to (i) Salary and/or Commissions earned during the first pay period beginning after the date on which the Committee receives a Participant’s election to defer Compensation and each subsequent pay period beginning in the same Plan Year and (ii) to the Bonus paid with respect to services performed in the Plan Year for which the election is made.

                    (e)                ELECTIONS OTHER THAN ELECTIONS DURING THE INITIAL ELECTION PERIOD. Subject to the requirements of Section 2.1, any Eligible Employee may participate for any Plan Year by filing an election, on a form provided and in a manner specified by the Committee, to defer Compensation as described in paragraph (b) above. An election to defer Compensation for a Plan Year must be filed on or before December 1 of the preceding Plan Year, or such other date as the Committee establishes, which date shall be no later than December 31 of the preceding Plan Year, and will be effective for Salary, Commissions and/or Bonus earned during pay periods beginning on or after January 1 of the Plan Year for which the election applies.

                    (f)                DURATION OF DEFERRAL ELECTIONS. Any election made under this Plan to defer Compensation shall apply only to Compensation payable with respect to services performed during the Plan Year for which the election is made. For each subsequent Plan Year, a Participant who remains an Eligible Employee may make a new election, subject to the limitations set forth in this Section 3.1, to defer a percentage of his or her Compensation.

                    (g)               IN-SERVICE DISTRIBUTIONS. At the time of making an election to defer Compensation for a Plan Year pursuant to this Section 3.1, a Participant may elect (in the manner specified by the Committee) to receive an in-service distribution of the amount deferred under such election, together with earnings or losses credited with respect to such amounts pursuant to Article IV, in a lump sum payment or in annual installments over 2, 3, 4, or 5 years in any January that occurs after the second anniversary of the last day of the Plan Year in which the amount deferred was earned. In addition, each Participant who has a Rollover Amount credited to his or her Account pursuant to Section 4.2 shall be permitted to elect, on or before December 31, 1999, to receive an in-service distribution of such Rollover Amount, together with earnings or losses, in January of 2003 or any later year. A Participant may subsequently elect to defer the year of any such in-service distribution to any subsequent date that is at least two years from the prior scheduled distribution date by filing a written election with the Committee, on a form provided and in a manner specified by the Committee, at least one year prior to the first day of the previously elected in-service distribution year. The election to defer the year of an in-service distribution may be made no more than twice. A Participant may elect to change the form of an in-service distribution, provided that his or her election is made on a form and in a manner specified by the Committee and such election is received by the Committee at least one year prior to the date distribution is to be made (or installments are to commence). If a Participant fails to make a distribution election under this Section 3.1(g) for a Plan Year, the Compensation deferred for that Plan Year shall be distributed as set forth in Section 6.1(b).

                    (h)               ELECTIONS FOR ALTERNATIVE FORM OF DISTRIBUTION. At the time of making an election to defer Compensation for a Plan Year pursuant to this Section 3.1, a Participant may elect (in the manner specified by the Committee) an alternative form of benefit for distribution of the Compensation deferred for that Plan Year pursuant to Section 6.1(b). Subject to the provisions of Section 6.1(b), this election will apply to the Compensation deferred for such Plan Year if (i) the Participant does not elect an in-service distribution with respect to such deferred Compensation pursuant to Section 3.1(g) or (ii) the Participant elects an in-service distribution but terminates employment prior to commencement of such in-service distribution.

                    (i)                 EFFECT OF ELECTIONS. Each distribution election under Section 3.1(g) and Section 3.1(h) shall apply only to the Compensation deferred for the Plan Year for which the election is made. For each subsequent Plan Year a Participant may make a separate election. Any election filed pursuant to this Section 3.1 shall be irrevocable for any one Plan Year except to the extent provided in subsection (g) hereof, Section 6.1, Section 6.2 and Section 6.3.

3.2                 INVESTMENT ELECTIONS.

                    (a)                At the time of making each deferral election described in Section 3.1, the Participant shall designate, on a form provided and in a manner specified by the Committee, which Fund or Funds the Compensation deferred pursuant to such election will be deemed to be invested in for purposes of determining the amount of earnings or losses to be credited or debited to his or her Plan Year Subaccount that the Committee establishes pursuant to Section 4.1 to account for such deferred Compensation.

                    (b)               In making the designation pursuant to this Section 3.2, the Participant must specify, in multiples of 10, the percentage of his or her corresponding Plan Year Subaccount that shall be deemed to be invested in one or more Funds. Effective as of the first business day of any month, a Participant may change the designation made under this Section 3.2 with respect to any or all of his or her Plan Year Subaccounts by filing an election, on a form provided and in a manner specified by the Committee. If a Participant fails to make an investment election for Compensation deferred in any Plan Year, the Participant’s most recent investment election shall apply to the Plan Year Subaccount established for such Plan Year and each Plan Year Subaccount established with respect to any subsequent Plan Year Subaccount(s) until the Participant files an election with the Committee in accordance with the provisions of this Section 3.2 with respect to such Plan Year Subaccount(s). Notwithstanding the foregoing, if a Participant has not previously elected a Fund under this Section 3.2, he or she shall be deemed to have elected the money market option, or such other Fund that the Committee designates as the default fund for purposes of this Plan.

                    (c)                The Committee shall select from time to time, in its sole discretion, the Funds in which Compensation deferred under this Plan will be deemed to be invested. The Earnings Rate of each Fund shall be used to determine the amount of earnings or losses to be credited or debited to the Participant’s Deferral Account under Article IV. The Bank reserves the right to change the Funds, and to increase or decrease the number of Funds, available as the Funds for purposes of this Plan.

                    (d)               Notwithstanding the Participant’s ability to designate the Funds in which the Plan Year Subaccounts of his or her Deferral Account shall be deemed to be invested, the Bank shall have no obligation to invest any funds in accordance with any Participant’s election. A Participant’s Deferral Account shall merely be a bookkeeping entry on the Bank’s books, and no Participant shall obtain any interest in any of the Funds.

ARTICLE IV
ACCOUNTS

4.1               DEFERRAL ACCOUNT.

                    The Committee shall establish and maintain a Deferral Account for each Participant under the Plan. The Deferral Account shall be divided into Plan Year Subaccounts to separately account for deferrals made for each Plan Year. A Participant’s Plan Year Subaccounts shall be divided into separate subaccounts (“investment subaccounts”), each of which corresponds to a Fund elected by the Participant pursuant to Section 3.2(a). A Participant’s Plan Year Subaccount for a Plan Year shall be credited as follows:

(a)                The Committee shall credit the investment subaccounts    of the Plan Year Subaccount of the Participant’s Deferral Account with an amount equal to Salary deferred by the Participant during each pay period that begins in the Plan Year for which the Plan Year Subaccount is established on the fifth business day after the end of the pay period, in accordance with the Participant’s election under Section 3.2(a); that is, the portion of the Participant’s deferred Salary that the Participant has elected to be deemed to be  invested in a certain Fund shall be credited to the investment subaccount corresponding to that Fund;

(b)               The Committee shall credit the investment subaccounts of the Plan Year Subaccount of the Participant’s  Deferral Account with an amount equal to the portion  of the Bonus deferred by the Participant for the Plan  Year for which the Plan Year Subaccount is  established on the fifth business day after the Bonus or partial Bonus would have been paid, in accordance  with the Participant’s election under Section 3.2(a);  that is, the portion of the Participant’s deferred  Bonus that the Participant has elected to be deemed  to be invested in a certain Fund shall be credited to the investment subaccount corresponding to that Fund;

(c)                The Committee shall credit the investment subaccounts of the Plan Year Subaccount of the Participant’s  Deferral Account with an amount equal to the portion  of the Commissions deferred by the Participant earned  during the Plan Year for which the Plan Year  Subaccount is established on the fifth business day after the Commissions would have been paid, in  accordance with the Participant’s election under  Section 3.2(a); that is, the portion of the  Participant’s deferred Commission that the  Participant has elected to be deemed to be invested in a certain Fund shall be credited to the investment subaccount  corresponding to that Fund; and

(d)               As of the close of each business day, each investment subaccount of a Participant’s Plan Year Subaccount of  the Participant’s Deferral Account shall be credited  with earnings or losses in an amount determined by  multiplying the balance credited to such investment  subaccount as of the beginning of the same business day by the Earnings Rate for the corresponding Fund.

4.2               ROLLOVERS.

                    If an individual who was both an active employee of the Bank and a participant in the Prior Plan on December 31, 1999 either (a) executes an “Agreement for Transfer of Policy and Termination of Split-Dollar Life Insurance Agreement” or (b) did not own a life insurance policy that was subject to a Split-Dollar Life Insurance Agreement with the Company on December 31, 1999, then his or her account balance under the Prior Plan shall be transferred to an Account established for such individual under this Plan, shall be governed by the terms and conditions of this Plan and shall be referred to as the “Rollover Amount.” A Participant’s Rollover Amount shall be credited to a separate Plan Year Subaccount. A Participant may make separate distribution and investment elections applicable to his or her Rollover Amount in accordance with Articles III and VI of this Plan.

ARTICLE V VESTING

5.1               DEFERRAL ACCOUNT.

                    A Participant’s Deferral Account shall be 100% vested at all times.

ARTICLE VI
DISTRIBUTIONS

6.1               DISTRIBUTION OF DEFERRED COMPENSATION.

                    (a)                Distribution of the amount credited to each Plan Year Subaccount of the Participant’s Deferral Account that is subject to an in-service distribution election made by the Participant pursuant to Section 3.1(g) shall be made beginning in January of the year elected by the Participant in the form elected by the Participant, provided that the Participant is employed by the Bank on January 1 of such year. Notwithstanding the foregoing, if the amount credited to a Plan Year Subaccount as of the end of the month immediately preceding the date that distributions are scheduled to commence is $25,000 or less (or, if distributions from two or more Plan Year Subaccounts are scheduled to commence in the same year for the same number of annual installments, if the sum of the amounts credited to such Plan Year Subaccounts is $25,000 or less), payment will be made in the form of a single lump sum rather than annual installments. In the event the Participant’s employment with the Bank is terminated for any reason prior to January 1 of a year elected by the Participant for a Plan Year Subaccount pursuant to Section 3.1(g), the Participant’s in-service distribution election for such Plan Year Subaccount shall no longer be effective and all of the amounts credited to such Plan Year Subaccount shall be distributed as set forth in the following subsections of this Section 6.1 in accordance with any applicable election by the Participant. In the event the Participant terminates employment while receiving an in-service distribution from one or more Plan Year Subaccounts in the form of annual installments, such payments will continue as scheduled.

                    (b)               In the event a Participant terminates employment for a reason other than involuntary termination, the amounts credited to his or her Plan Year Subaccounts that are not then in pay status pursuant to in-service distribution elections shall be distributed in 60 substantially equal quarterly installments beginning as soon as practicable following his or her Payment Eligibility Date. Notwithstanding the foregoing, a Participant may elect to receive distribution of one or more of his or her Plan Year Subaccounts in a lump sum or in 20, 40 or 60 substantially equal quarterly installments beginning as soon as practicable following the Participant’s Payment Eligibility Date, provided that his or her election is filed with the Committee either (i) at the time of making his or her deferral election for the Plan Year for which the Plan Year Subaccount was established (as described in Section 3.1(h)) or (ii) at least one year prior to his or her termination of employment on a form provided and in a manner specified by the Committee. A Participant may change the form of distribution, provided that his or her change election is made on a form and in a manner specified by the Committee and such election is received by the Committee at least one year prior to the date distribution is to be made (or installments are to commence). Notwithstanding anything contained herein to the contrary, (i) in the event that the amount credited to a Participant’s Deferral Account is less than $50,000 as of the end of the month in which his or her employment with the Bank terminates, such amount shall be paid in a cash lump sum payment as soon as practicable following his or her Payment Eligibility Date, or (ii) in the event that the sum of the amounts credited to the Participant’s Plan Year Subaccounts that are subject to the same election as to date of commencement of distribution and number of installments is less than $50,000 at the end of the month in which the Participants employment with the Bank terminates, such amount shall be paid in a cash lump sum payment as soon as practicable following his or Payment Eligibility Date.

                    (c)                In the event a Participant terminates employment because of death, the amount credited to his or her Plan Year Subaccounts shall be paid to his or her Beneficiary in the form and at the time that such amounts would have been paid to the Participant if he or she had voluntarily terminated employment on the date his or her death.

                    (d)               The Participant’s Plan Year Subaccounts shall continue to be credited with earnings pursuant to Sections 4.1 and 4.2 of the Plan until all amounts credited to his or her Plan Year Subaccounts under the Plan have been distributed.

                    (e)                In the event that a former Participant dies while receiving installment payments under this Plan, any remaining installments shall be paid to the Participant’s Beneficiary as such installments would have otherwise been due to the Participant.

                    (f)                In the event that a Participant terminates employment because of an involuntary termination, the amounts credited to his or her Deferral Account shall be paid in a lump sum as soon as administratively practicable following his or her Payment Eligibility Date.

                    (g)               A change in control of the Bank or the Corporation shall not accelerate the distribution of amounts credited to Participants’ Deferral Accounts.

6.2               NONSCHEDULED IN-SERVICE WITHDRAWALS.

                    At any time prior to his or her termination of employment from the Bank, a Participant may elect to withdraw an amount not in excess of the amounts credited to his or her Deferral Account, reduced by the withdrawal penalty described below. The Participant may make such an election by filing a written notice with the Committee on a form provided and in the manner specified by the Committee. Within 90 days following the Committee’s receipt of such notice, an amount equal to 90% of the amount that the Participant has elected to withdraw from his or her Deferral Account shall be paid to the Participant in a cash lump sum payment. Upon the payment of such withdrawal, (a) an amount equal to 10% of the amount the Participant has elected to withdraw from the Participant’s Deferred Compensation Account shall be forfeited, (b) the

Participant shall cease to participate in the Plan for the remainder of the Plan Year in which the withdrawal occurs and shall be ineligible to participate during the Plan Year immediately following the Plan Year in which the withdrawal occurs, and (c) any deferral elections made by the Participant for such periods shall terminate. A Participant may not make more than two withdrawals under this Section 6.2. The amount of any such payments and forfeitures shall be deducted from the amounts credited to the Participant’s Plan Year Subaccounts in such order and in such proportions as the Committee may determine in its sole discretion. The remaining amounts credited to a Participant’s Plan Year Subaccounts shall be distributed in accordance with the Participant’s elections with respect to such Plan Year Subaccounts.

6.3                 HARDSHIP WITHDRAWALS.

                    Upon written request of a Participant, the Committee may, in its sole discretion, make a lump sum payment to a Participant and/or accelerate the payment of installment payments due to the Participant in order to meet a severe financial hardship to the Participant resulting from (a) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (b) loss of the Participant’s property due to casualty or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. However, no payment shall be made under this Section 6.3 to the extent that a hardship is or may be relieved (a) through reimbursement or compensation by insurance or otherwise, (b) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (c) by cessation of deferrals under the Plan effective for the next Plan Year. The amount of any hardship lump sum payment and/or accelerated amount under this Section 6.3 shall not exceed the lesser of (a) the amount required to meet the immediate financial need created by such hardship or (b) the entire amounts credited to the Participant’s Accounts. The amount of any such payments shall be deducted from the amounts credited to the Participant’s Plan Year Subaccounts in such order and in such proportions as the Committee may determine in its sole discretion. The remaining amounts credited to a Participant’s Plan Year Subaccounts shall be distributed in accordance with the Participant’s elections with respect to such Plan Year Subaccounts.

6.4                 INABILITY TO LOCATE PARTICIPANT.

                    In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the Participant’s Payment Eligibility Date, the amounts allocated to the Participant’s Deferral Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefits, such benefits shall be reinstated without interest or earnings.

6.5               DEATH BENEFIT FOR CERTAIN PARTICIPANTS.

                    (a)                For each Participant who is named in the list attached hereto as Schedule 1, the Bank shall provide life insurance coverage in the amount set forth next to his or her name in Schedule 1, beginning on the date such Participant executes an “Agreement for Transfer of Policy and Termination of Split-Dollar Life Insurance Agreement” and ending on December 31, 2009 (the “Coverage Period”). Such life insurance coverage shall remain in effect throughout the Coverage Period even if the Participant ceases to be employed by the Bank.

                    (b)               The Bank shall provide such life insurance coverage by maintaining a life insurance policy (the “Policy”) on the life of each named Participant. Each such Participant shall be entitled to name a beneficiary (which need not be his or her Beneficiary under this Plan) to receive the portion of the death benefit under the Policy that is equal to the amount set forth as his or her death benefit in Schedule 1 (his or her “Death Benefit”). The Participant may make a beneficiary designation or change a beneficiary designation in writing in accordance with procedures established by the Committee. No beneficiary designation will become effective until it is filed in accordance with the Committee’s procedures. If no beneficiary designation is in effect, the Death Benefit shall be paid to the Participant’s Beneficiary under this Plan. If the actual death benefit under the Policy exceeds the Death Benefit, the excess death benefit under the Policy shall be paid to the Bank.

                    (c)                At the end of the Coverage Period, the Bank shall cease to provide the life insurance coverage described herein and the provisions of this Section 6.5 shall terminate and have no further effect.

ARTICLE VII
ADMINISTRATION

7.1               COMMITTEE ACTION.

                    The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

7.2               POWERS AND DUTIES OF THE COMMITTEE.

(a)               The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(i)                To select the funds or portfolios to be the Funds in  accordance with Section 3.2(b) hereof;

(ii)               To construe and interpret the terms and provisions of  this Plan;

(iii)              To compute and certify to the amount and kind of  benefits payable to Participants and their  Beneficiaries;

(iv)              To maintain all records that may be necessary for the  administration of the Plan;

(v)               To provide for the disclosure of all information and  the filing or provision of all reports and statements  to Participants, Beneficiaries or governmental  agencies as shall be required by law;

(vi)              To make and publish such rules for the regulation of  the Plan and procedures for the administration of the  Plan as are not inconsistent with the terms hereof;  and

(vii)             To appoint a plan administrator or any other agent,  and to delegate to them such powers and duties in  connection with the administration of the Plan as the  Committee may from time to time prescribe.

7.3               CONSTRUCTION AND INTERPRETATION.

                    The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Bank and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

7.4               INFORMATION.

                    To enable the Committee to perform its functions, the Bank shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other cause of termination, and such other pertinent facts as the Committee may require.

7.5               COMPENSATION, EXPENSES AND INDEMNITY.

                    (a)                The members of the Committee shall serve without compensation for their services hereunder.

                    (b)               The Committee is authorized at the expense of the Bank to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Bank.

                    (c)                To the extent permitted by applicable state law, the Bank shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and each member thereof, and delegates of the Committee who are employees of the Bank against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Bank or provided by the Bank under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

7.6               QUARTERLY STATEMENTS.

                    Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant’s Account as of the last day of each calendar quarter.

7.7               CLAIMS PROCEDURE.

                    (a)                CLAIM. A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as “Claimant”) may file a written request for such benefit with the Committee, setting forth his or her claim. The request must be addressed to the Committee at the Bank’s principal place of business.

                    (b)               CLAIM DECISION. Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional ninety (90) days for special circumstances. If the claim is denied in whole or in part, the Committee shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (i) the specified reason or reasons for such denial; (ii) the specific reference to pertinent provisions of this Plan on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (v) the time limits for requesting a review under subsection (c).

                    (c)                REQUEST FOR REVIEW. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review the determination. Such request must be addressed to the Committee, at the Bank’s principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review within such sixty (60) day period, he or she shall be barred and estopped from challenging the original determination.

                    (d)               REVIEW OF DECISION. Within sixty (60) days after the Committee’s receipt of a request for review, after considering all materials presented by the Claimant, the Committee will inform the Claimant in writing, in a manner calculated to be understood by the Claimant, of its decision setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

ARTICLE VIII
MISCELLANEOUS

8.1               UNSECURED GENERAL CREDITOR.

                    Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Bank. No assets of the Bank shall be held under any trust, or held in any way as collateral security for the fulfilling of the obligations of the Bank under this Plan, although the Bank may establish one or more grantor trusts subject to Code Section 671 to facilitate the payment of benefits hereunder. Any and all of the Bank’s assets shall be, and remain, the general unpledged, unrestricted assets of the Bank. The Bank’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Bank to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Bank that this Plan and any trust established to facilitate the payment of benefits hereunder be unfunded for purposes of the Code and for purposes of Title I of ERISA.

8.2               RESTRICTION AGAINST ASSIGNMENT.

                    The Bank shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Account be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

8.3               WITHHOLDING.

                    There shall be deducted from each payment made under the Plan or any other compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Bank in respect to such payment or this Plan. The Bank shall have the right to reduce any payment (or other compensation) by the amount of cash sufficient to provide the amount of said taxes.

8.4               AMENDMENT, MODIFICATION, SUSPENSION OR TERMINATION.

                    The Bank may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Account. In the event that this Plan is terminated, the distribution of the amounts credited to a Participant’s Deferral Account shall not be accelerated but shall be paid at such time and in such manner as determined under the terms of the Plan immediately prior to termination as if the Plan had not been terminated. (Neither the Policies themselves nor the death benefit described in Section 6.5 shall be treated as allocated to Accounts.)

8.5               GOVERNING LAW.

                    This Plan shall be construed, governed and administered in accordance with the laws of the State of California.

8.6               RECEIPT OR RELEASE.

                    Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee, and the Bank. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

8.7               PAYMENTS ON BEHALF OF PERSONS UNDER INCAPACITY.

                    In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Bank.

8.8               HEADINGS, ETC. NOT PART OF AGREEMENT.

                    Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

                    IN WITNESS WHEREOF, the Bank has executed this document this 28th day of February, 2001.

CITY NATIONAL BANK

By:	/s/ KATE DWYER
Kate Dwyer
Its:	Executive Vice President Human Resources Division